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                                                                   EXHIBIT 10.31

                            (CAPELLA UNIVERSITY LOGO)

June 6, 2006

Reed A. Watson
4465 Vinewood Lane North
Plymouth, MN 55442

Dear Reed,

We are pleased to formally extend you this offer of employment for the position of Senior Vice President of Marketing for Capella University. The position reports to Ken Sobaski, President and Chief Operating Officer. Your start date is to be determined pending further discussion. Please note that this offer of employment is contingent upon successful completion of a background check and the signing of a confidentiality / non-compete agreement on or prior to your first day of employment.

You will be paid on a bi-weekly basis at a rate of $9,423.07, which equals $245,000.00 when annualized. This position is classified as exempt. You will be eligible for a prorated performance and salary review in March 2007. Capella is an "at-will employer;" this means that either you or Capella may terminate employment at any time for any reason, without advance notice.

On your first day, please report to the 9th floor lobby at the 225 S. 6th St. building by 8:15 a.m. and check in with the receptionist as a new employee attending orientation. If you have questions in regards to your first day, scheduling, or other concerns, please contact me directly at (612) 977-5309.

Signing Bonus--In addition, you will receive a signing bonus equal to $50,000.00 (pretax) payable on your first pay date. By accepting this offer of employment, you authorize Capella to reclaim a pro-rated portion of this signing bonus should you voluntarily leave the company within your first year of employment. As used in this paragraph "prorate" means that the amount of the signing bonus to be returned is reduced by 1/12 for each month that you do not work (due to you leaving the organization voluntarily) prior to your one year anniversary date with the Capella.

Annual incentive compensation potential - In addition to your salary, you will be eligible to earn an annual incentive compensation award with a target of 40% of your annual base salary earnings. Payout for this award typically takes place in March of each year. The details of the incentive compensation program will be specified in an annual award plan. As discussed, you will be eligible to participate in the 2006 plan on a pro-rated basis based on your date of hire. Capella will guarantee a minimum of target payout for the 2006 plan. (Target is 40%, and the pro-ration factor will be determined by your date of hire.) If company performance should yield a payout higher than target, your payout will be based on company performance. You will receive this guaranteed 2006 incentive compensation award if you remain employed as of December 31, 2006. The target percentage is subject to modification after fiscal year 2006.

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Stock Option Grant - You will be granted options to purchase 75,000 shares of
Capella University common stock at the exercise price then in effect on the date of the award. This option grant is subject to approval by the Board of Director's Compensation Committee. The terms and conditions of the stock option grant will be outlined in a Capella Education Stock Option Agreement that you will receive within a week following confirmation of the stock option award. The stock option shares will vest pro rata over a four-year period of time after the grant and the options can be exercised during a ten-year period from the date of the award, providing you are still employed by the company.

BENEFIT PLANS: The following will summarize the current benefit plans, for which you would be eligible as a full time employee:

Medical/Dental- Beginning the first day of the month following your hire date, you will be eligible to participate in the company's medical and dental plans. The medical plan is administered through Medica. As a Senior Vice President, Capella will pay 100% of the premium for medical coverage for you, your spouse and dependent children. (For specific options and plan details, please refer to your benefits handout.) You will also be eligible to participate in the company's dental plan, administered by Delta Dental. Both plans offer you a choice of networks and/or benefit levels.

Life Insurance - The company provides paid life insurance in the amount of lx salary. You may also elect to purchase additional coverage for yourself, spouse and/or dependents. You will be eligible to participate in the company's life insurance plan on the first day of the month following employment.

Disability Benefits - The company offers short and long-term disability benefits. The short-term disability coverage provides salary replacement for up to 26 weeks of disability. The amount and length of coverage is based upon length of service with the company. This benefit is paid for by the company. You may elect to purchase long-term disability coverage. The Plan replaces up to 60% of your salary as long as you are eligible for disability benefits under the Plan. The company pays 50% of the cost of this plan.

Cafeteria Plan - This plan allows you to pay for medical premiums, unreimbursed medical and child care expenses from pre-tax dollars. You would be eligible for this plan at the same time you are eligible for the medical insurance.

401k Retirement Plan - Under this plan, you may contribute up to 100% of your eligible compensation, up to the IRS annual limit on deferrals. The company will match 50% of employee contributions, up to 4% of compensation - or, put another way, the company contributes a 2% match. There is a 5-year vesting schedule on the employer match, with 20% of the employer contribution vesting annually. You can begin to participate in this plan after approximately one month of service. More specific information and details about the plan and the investment funds will be provided in your orientation.

ESOP - The Company may also make an annual discretionary contribution to the ESOP up to 3% of eligible compensation in the form of company stock once you are eligible to participate. Employer contributions made in your first three years with Capella will vest at the end of your third year of service as defined in the Plan document. Employer contributions made after the end of your third year of service will vest immediately. The form and amount of employer contributions is currently under review and, while it is our desire to offer a competitive retiree benefit program, there should be no expectation that future ESOP contributions will continue in the same manner as in the past.

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Time Off - You will be entitled to Capella's paid time off (PTO) benefit which is accrued and earned on a pro-rated bi-weekly basis equal to a maximum 27 days/year, as well as 10 paid holidays/year.

Executive Severance Plan - Capella Education Company has established the Capella Education Company Executive Severance Plan (the "Severance Plan") to provide severance pay and other benefits to eligible employees. Notwithstanding any contrary provisions of the Severance Plan, you will receive severance of 12 months total compensation (defined as base salary). You will be able to receive the above listed severance compensation if you are terminated without cause or quit for good reason, as both are defined and limited in this letter. You will be entitled to receive the full 12 months compensation regardless whether you find other employment during that time and no amount of replacement income will be set off. Capella will require any successor to assume its obligations in this letter or will remain obligated after any sale. You are eligible for up to 12 months of outplacement assistance through the outplacement agency then used by Capella. Any outplacement assistance provided under the Plan will be paid directly to the outplacement agency.

Continuation Coverage - Federal and state laws require Capella Education Company to offer certain departing employees (and where applicable, their dependents) the right to continue coverage, at their own expense, under our group health, dental and life insurance programs. For health and dental benefits, this continuation coverage is called COBRA. Upon termination of employment, you will receive information further describing how this continuation coverage works, its limitations, and your rights and duties to maintain coverage. Capella Education Company will pay the regular employer portion towards continued coverage for you, your spouse and dependent children under Capella Education Company's group health, dental and basic life insurance plans for the number of months upon which your severance pay is based. After that time, you must pay the entire cost of continuation coverage if you wish to continue coverage.

Change in Control - If you voluntarily terminate for Good Reason, as limited in this letter, following a Change in Control, or if you are involuntarily terminated other than for Cause, within 24 months after a qualified Change in Control, you will be entitled to severance pay equal to twelve months of your base salary. You will also be entitled to 80% of the amount of any targeted bonus for the year in which you terminate, prorated to the date of termination, without regard to performance.

Please refer to the Severance Plan document you have already received for information on the additional provisions and conditions of the Severance Plan. You are entitled all other Level 2 benefits in the Plan and any enhancements provided at that level in the future. Your rights to severance as provided in this letter continue even if the Severance Plan is changed after you sign this letter. Your entitlement begins on your first day of employment.

Parking - Capella will also provide monthly-contract parking for you at our expense. More information will be provided to you about parking once you start.

Definition of Cause - For purposes of this letter and in interpreting your rights to severance under the Severance Plan, Incentive Compensation Plan and Stock Incentive Plan, as well as under any Change of Control, "Cause" for termination shall be defined and limited as follows: 1) your conviction of a crime or commission of other acts either of which could materially damage the reputation of Capella; 2) your theft, misappropriation, or embezzlement of Capella property, 3) your falsification of records maintained by Capella; 4) your failure substantially to comply with the written policies and procedures of Capella as they may be published or revised from time to time (in

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writing, on the Faculty Center website, or on the Stella intranet); or 5) your gross misconduct directed toward learners, employees, or adjunct faculty.

Definition of Good Reason - "Good reason" shall be defined as a termination initiated by you, whether or not preceded by a Change in Control, in any of the following circumstances: (i) your position is changed to a position with a lower pay grade or lesser responsibilities than the Senior Vice President of Marketing position; (ii) your fixed compensation is decreased by more than 10 percent (10%) in any twelve (12) month period; or (iii) you are reassigned to a work location more than fifty (50) miles from the location in which you are working immediately prior to the reassignment.

Attorneys' Fees - If either party breaches its obligations under this letter and the referenced documents, the prevailing party shall be entitled to its costs and reasonable attorneys' fees incurred in enforcing its rights.

Reed, we are pleased to be able to offer you this opportunity to join Capella! We are confident you will find this a rewarding role where you will make a valuable contribution to the company's success!

Sincerely,


/s/ Seth Lockner
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Seth Lockner
Human Resources Director

cc: Ken Sobaski

Enclosures

PLEASE SIGN AND DATE BELOW YOUR ACCEPTANCE OF THIS OFFER AND RETURN IN THE ENCLOSED ENVELOPE. PLEASE RETAIN THE ADDITIONAL COPY FOR YOUR RECORDS.


/s/ Reed A. Watson                      June 6, 2006
-------------------------------------   DATED
SIGNED